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EXHIBIT 11

Statement re: Computation of per share earnings


     The following table sets forth the calculation of total number of shares used in the computation of net earnings (loss) per common share:


                                                                          YEARS ENDED DECEMBER 31,
                                                                          ------------------------
                                                               1996                  1995                 1994
                                                               ----                  ----                 ----
Weighted average common shares outstanding............       13,000,651           7,353,584            3,329,159
Incremental shares assumed to be outstanding
  related to Common Stock, stock options and
  warrants granted....................................        1,632,852              82,849              264,721
Convertible preferred stock (assumed converted
  1 for 1 basis following the 1 for 2.3 reverse
  Common Stock split through June 24, 1994,
  the date such shares were converted)................               --                  --              738,024
                                                            -----------          ----------           ----------

Weighted average common and common
  equivalent shares outstanding - primary.............       14,633,503           7,436,433            4,331,904
                                                            ===========          ==========           ==========

Weighted average common and common
  equivalent shares outstanding - fully diluted.......       15,140,494           7,436,433            4,331,904
                                                            ===========          ==========           ==========